UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 9, 2012 (November 8, 2012)

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32960	76-0662382
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

909 Fannin, Suite 1850
Houston, Texas, 77010

(Address of principal executive offices)

(713) 659-3855

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.07.  Submission of Matters to a Vote of Security Holders.

GeoMet, Inc., a Delaware corporation (the “Company”), held its annual meeting of stockholders on Thursday, November 8, 2012, at 10:00 a.m. central time in the San Jacinto Room at 2 Houston Center, located at 909 Fannin St., Level P2, Houston, Texas 77010.  Holders of 40,690,077 shares of common stock (including 254,260 shares of restricted common stock) of the Company and 38,379,300 shares of common stock issuable upon the conversion of 4,989,309 shares of Series A Convertible Redeemable Preferred Stock (“preferred stock”) at the close of business on September 24, 2012 were entitled to vote at the meeting, for a total of 79,069,377 shares of common stock on an “as-converted” basis. Each holder of preferred stock was entitled to one vote per share of common stock into which the holder’s preferred stock was convertible, and holders of common stock and preferred stock voted together as a single class on all matters presented at the annual meeting. As of the record date, shares of preferred stock were convertible into common stock at the rate of 7.692307692 common shares per share of preferred stock, eliminating fractional shares. Approximately 77.1% of the eligible voting shares were represented at the annual meeting in person or by proxy. The certified results of the matters voted upon at the meeting by the Company’s common and preferred stockholders, voting together as a single class, are as follows:

Proposal #1 — Elect the following eight nominees as members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders:

Nominee	Votes For	Withheld	Abstentions	Broker Non- Votes
James C. Crain	60,544,047	401,139	0	0
Robert E. Creager	60,544,047	401,139	0	0
Stanley L. Graves	60,569,651	375,535	0	0
Charles D. Haynes	60,569,651	375,535	0	0
W. Howard Keenan	60,569,759	375,427	0	0
Michael Y. McGovern	60,562,236	382,950	0	0
William C. Rankin	60,568,036	377,150	0	0
Gary S. Weber	60,572,236	372,950	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc.
(Registrant)
Dated: November 9, 2012	By:	/s/ Tony Oviedo
	Name:	Tony Oviedo
	Title:	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller